Exhibit 23

Consent of Independent Registered Public Accounting Firm

Nicor Gas Thrift Plan
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-208173 and No. 333-212783) of The Southern Company of our report dated June 29, 2018, relating to the financial statements and supplemental schedule of the Nicor Gas Thrift Plan which appear in this Form 11-K for the year ended December 31, 2017.

/s/BDO USA, LLP

Atlanta, Georgia
June 29, 2018